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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 2001

REGISTRATION NO. 333-70330

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALENTIS, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	94-3156660 (I.R.S. Employer Identification Number)

863A MITTEN ROAD
BURLINGAME, CA 94010
(650) 697-1900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

BENJAMIN F. MCGRAW, III
PRESIDENT AND CHIEF EXECUTIVE OFFICER
VALENTIS, INC.
863A MITTEN ROAD
BURLINGAME, CA 94010
(650) 697-1900
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copy to:
 Alan C. Mendelson, Esq.
Latham & Watkins
135 Commonwealth Drive
Menlo Park, California 94025
(415) 328-4600

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement, as determined by the Registrant.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Total Pages 26

PROSPECTUS

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2001

$45,000,000

VALENTIS, INC.

Preferred Stock
Common Stock
Equity Warrants

    We may, from time to time in one or more offerings, sell up to $45,000,000 in the aggregate of:

  •
  shares of our preferred stock, par value $0.001 per share, in one or more series;

  •
  shares of our common stock, par value $0.001 per share;

  •
  warrants to purchase our preferred stock or our common stock; or

  •
  any combination of the foregoing.

    We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

    See "Risk Factors" beginning on page 2 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

    Our common stock is traded on the Nasdaq National Market under the symbol "VLTS." On November 5, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $3.24 per share.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2001.

TABLE OF CONTENTS

THE COMPANY	1
RISK FACTORS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	11
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	11
GENERAL DESCRIPTION OF SECURITIES	11
DESCRIPTION OF PREFERRED STOCK	11
DESCRIPTION OF COMMON STOCK	14
DESCRIPTION OF WARRANTS	14
PLAN OF DISTRIBUTION	15
USE OF PROSPECTUS	16
INCORPORATION BY REFERENCE	17
AVAILABLE INFORMATION	17
LEGAL MATTERS	18
EXPERTS	18

i

THE COMPANY

    We were originally incorporated in California in April 1992 as Megabios Corporation, and were reincorporated in Delaware in August 1997 in connection with our initial public offering. In April 1999 we changed our name to Valentis, Inc. We are a biopharmaceutical company engaged in the discovery and development of biopharmaceutical delivery. In particular, we are engaged in gene delivery using synthetic, non-viral gene delivery systems, and in the delivery of proteins, antibodies and viruses using proprietary PEGylation (the attachment of polyethylene glycol (PEG) polymer chains) technology. We develop novel therapeutics and improved versions of existing marketed biopharmaceuticals in several therapeutic areas including cardiovascular disorders, oncology, hematology and immunology.

    Our executive offices are located at 863A Mitten Road, Burlingame, California 94010, and our telephone number is (650) 697-1900. Valentis, Inc. and the Valentis logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

Risks Related to Our Scientific Operations

Development and introduction of our products will take several more years and may not be successful.

    Because substantially all of our potential products currently are in research, preclinical development or the early stages of clinical testing, revenues from sales of any products will not occur for at least the next several years, if at all.

    Currently, only limited clinical data are available regarding the safety and efficacy of gene therapeutics. We are not aware of any gene therapeutic that has received marketing approval from the United States Food and Drug Administration, or FDA, or foreign regulatory authorities. As a result, clinical trials relating to gene therapeutics may take longer to complete than clinical trials involving more traditional pharmaceuticals.

    We cannot apply for regulatory approval of our potential products until we have performed additional research and development and testing. Our clinical trials may not demonstrate the safety and efficacy of our potential products, and we may encounter unacceptable side effects or other problems in the clinical trials. Should this occur, we may have to delay or discontinue development of the potential product. After a successful clinical trial, we cannot market products in the United States or elsewhere until we receive regulatory approval. If we are able to gain regulatory approval of our products and then commercialize and sell those products, we may be unable to manufacture enough products to maintain our business or secure additional financing to fund our operations.

There is intense competition in the biopharmaceuticals market which may adversely impact our business.

    The pharmaceutical and biotechnology industries are highly competitive. The intense competition and rapid technological change in our market may result in pricing pressures and failure of our products to achieve market acceptance.

    We are aware of several pharmaceutical and biotechnology companies that are pursuing gene therapeutics or are incorporating PEG technologies into new pharmaceuticals. For example, we are aware that Vical, Inc., Targeted Genetics Corp., GenVec Inc., Cell Genesys Inc., Avigen Inc. and GenStar Therapeutics Corp. are also engaged in developing gene therapies, and Enzon Inc. and Inhale Therapeutics are developing PEG technologies. Many of these companies are addressing diseases that have been targeted by our corporate partners and us, and some of them may have more experience and history in these areas. We also face competition from biotechnology and pharmaceutical companies using more traditional approaches to treating human diseases. Our competitors may develop safer, more effective or less costly biologic delivery systems, gene therapeutics or chemical-based therapies. In addition, competitors may achieve superior patent protection or obtain regulatory approval or product commercialization earlier than we can.

    Some of our competitors have substantially more experience and financial and infrastructure resources than we do in the following areas:

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  research;

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  development, including clinical trials;

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  obtaining Food and Drug Administration and other regulatory approvals; and

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  manufacturing, marketing and distribution.

    As competitors develop their technologies, they may develop proprietary positions in a particular aspect of biologics delivery that could prevent us from developing our products. Consequently, our competitors may be able to commercialize new products more rapidly than we do, or manufacture and market competitive products more successfully than we do. This could result in pricing pressures or the failure of our products to achieve market acceptance.

    Gene therapy and enhanced delivery of biologics are new and rapidly evolving fields and are expected to continue to undergo significant and rapid technological change. Rapid technological development by our competitors could result in our actual and proposed technologies, products or processes losing market share or becoming obsolete.

If we are unable to obtain rights to proprietary genes, proteins or other technologies, we will be unable to operate our business.

    Both our gene-based products and our PEGylated products involve multiple component technologies, many of which may be patented by others. For example, our products use gene sequences and/or proteins, some of which have been, or may be, patented by others. As a result, we may be required to obtain licenses to those gene sequences, proteins or other technologies. We may not be able to obtain a license to those technologies on reasonable terms, if at all. As a consequence, we might be prohibited from developing potential products or we might have to make cumulative royalty payments to several companies. These cumulative royalties would reduce amounts paid to us or could make our products too expensive to introduce.

An inability to protect our patents and proprietary rights may adversely impact our business.

    We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively. Our success will depend to a significant degree on our ability to:

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  obtain patents and licenses to patent rights;

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  preserve trade secrets; and

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  operate without infringing on the proprietary rights of others.

    We own or have licenses to patents on a number of genes, processes, practices and techniques critical to our present and potential products. If we fail to obtain and maintain patent protection for our technologies, our competitors may market competing products that threaten our market position. The failure of our licensors to obtain and maintain patent protection for technology they license to us could similarly harm our business. Patent positions in the field of biotechnology are highly uncertain and involve complex legal, scientific and factual questions. Our patent applications may not result in issued patents. Even if we secure a patent, the patent may not afford adequate protection against our competitors. Intellectual property claims and litigation could subject us to significant liability for damages or invalidation of our patent rights.

    On April 10, 2001, the Company announced that its wholly-owned subsidiary, PolyMASC Pharmaceuticals, filed a lawsuit against ALZA Corporation for patent infringement, based on ALZA's manufacture and sale of its liposomal product, Doxil® and Caelyx®. The lawsuit was filed in the U.S. District Court in Delaware and alleges infringement of PolyMASC's U.S. Patent Number 6,132,763, entitled "Liposomes," and seeks monetary damages and enhanced damages in the event the court finds that ALZA's infringement was willful. Litigation is proceeding, and a trial is anticipated to begin in December 2002.

    We have received notification that ALZA has filed a Demand for an Invalidation Trial with the Japanese Patent Office, requesting invalidation of claim 5 of Japanese Patent No. 2948246, which is the Japanese counterpart to the U.S. patent described above. Previously, the Opposition Division of the Japanese Patent Office had found in favor of the Company's patent, rejecting an opposition brought by ALZA. This is an appeal by ALZA of that decision.

    We also rely on unpatented trade secret technologies. Because these technologies do not benefit from the protection of patents, we may be unable to meaningfully protect these trade secret technologies from unauthorized use or misappropriation by a third party.

    As the biotechnology industry expands, the risks increase that other companies may claim that our processes and potential products infringe on their patents. Defending these claims would be costly and would likely divert management's attention and resources away from our operations. If we infringe on another company's patented processes or technology, we may have to pay damages or obtain a license in order to continue manufacturing or marketing the affected product or using the affected process. We may be unable to obtain a license on acceptable terms or at all.

If the success of our potential products in animal models is not replicated in humans, our business may be negatively impacted.

    Even though our product candidates have shown successful results in animal models, animals are different than humans and these results may not be replicated in our clinical trials with humans. In addition, human clinical results could be different from our expectations following our preclinical studies with large animals. Consequently, if results in our animal models are not predictive of the results that we see in human clinical trials, then we may have to expend greater resources to pass the clinical trial stage and obtain regulatory approval for our product candidates or abandon development of the potential product.

The results of our early clinical trials are based on a small number of patients over a short period of time, and our success may not be indicative of results in a large number of patients or long term efficacy.

    Results in early phases of clinical testing are based upon limited numbers of patients. Actual results with more data points may show less favorable results. In addition, we do not yet know if these early results will have a lasting effect. If a larger population of patients does not experience similar results, or if these results do not have a lasting effect, our product candidates may not receive approval from the FDA. In addition, any report of clinical trial results that are below the expectations of financial analysts or investors would most likely cause our stock price to drop dramatically.

We must demonstrate large-scale manufacturing capabilities in order to be successful.

    Our limited manufacturing experience may compromise our ability to successfully introduce our potential products. Although we entered into the pAlliance™, a strategic collaboration with DSM Biologics and Qiagen N.V., for manufacturing and supplying plasmid DNA to the gene therapy industry, neither DSM nor any third party has successfully manufactured plasmid DNA on a sustained large-scale commercial basis. We will depend on DSM, another contract manufacturer and/or our corporate partners for commercial-scale manufacturing of our products. DSM, another contract manufacturer and/or our corporate partners may be unable to develop adequate manufacturing capabilities for commercial-scale quantities of gene products. If DSM or third parties are unable to establish and maintain large-scale manufacturing capabilities, we will be unable to introduce sufficient product to sustain our business.

Accidents with hazardous materials may negatively impact our business.

    Our research and development activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with applicable laws and regulations, we cannot eliminate the risk of accidental contamination or injury from hazardous materials. If a hazardous material accident occurred, we would be liable for any resulting damages. This liability could exceed our financial resources.

    Additionally, hazardous materials are subject to regulatory oversight. Accidents unrelated to our operations could cause federal, state or local regulatory agencies to restrict our access to hazardous materials needed in our research and development efforts. If our access to these materials is limited, we could experience delays in our research and development programs. Paying damages or experiencing delays caused by restricted access could reduce our ability to generate revenues and make it more difficult to fund our operations.

Risks Related to Our Business Operations

We have a history of losses and may never be profitable.

    We have engaged in research and development activities since our inception. We have generated only small amounts of revenue and have experienced significant operating losses since we began business. For the twelve months ended June 30, 2001, we recorded total revenues of $4.6 million and a net loss of $38.2 million and for the three months ended September 30, 2001, our revenues were $416,000 and our net loss was $2.7 million. As of September 30, 2001 we have an accumulated deficit totaling $166.7 million. The development of our products will require significant additional research and development activities. These activities, together with general and administrative expenses, are expected to result in operating losses for the foreseeable future.

We must attract and retain corporate partners to develop and market our products.

    Our business strategy is to attract business partners to fund or conduct research and development, clinical trials, manufacturing, marketing and sales of our products. Our current corporate collaborations include arrangements with Roche Holdings, for cancer immunotherapeutics based on Interleukin-2 and Interleukin-12 and Interferon-alpha genes; and DSM Biologics and QIAGEN, N.V., for plasmid DNA manufacturing.

    We are highly dependent upon our corporate collaborations. However, we face intense competition from other companies for corporate collaborations, for establishing relationships with academic and research institutions and for obtaining licenses to proprietary technology. Should we not receive research funds or not achieve the milestones of our corporate collaborations, or if our corporate collaborations are breached or terminated or we fail to enter into additional corporate collaborations or obtain necessary licenses as necessary and on favorable terms, our business, financial condition and results of operations could be materially adversely affected.

    We believe that our partners will be motivated to develop, market and distribute potential products based on our technologies, and we have no reason to believe that they are not in fact pursuing those efforts. However, we cannot control whether our partners will commit sufficient resources to commercializing our products on a timely basis or whether they will pursue the development or marketing of competing products. If our business partners do not successfully market and distribute our products and we are unable to develop sufficient marketing and distribution capabilities on our own, our business will fail.

We must be able to continue to secure additional financing to finance our operations.

    The development and marketing of our potential products will require substantial additional financial resources. Because we cannot expect internally generated cash flow to fund the development and marketing of our products, we must look to outside sources for funding. These sources could involve one or more of the following types of transactions:

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  technology partnerships;

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  technology sales;

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  technology licenses;

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  issuance of debt securities; or

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  sales of common or preferred stock.

Our future capital requirements will depend on many factors, including:

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  scientific progress in our research and development programs;

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  size and complexity of such programs;

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  scope and results of preclinical studies and clinical trials;

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  ability to establish and maintain corporate collaborations;

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  time and costs involved in obtaining regulatory approvals;

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  time and costs involved in filing, prosecuting and enforcing patent claims;

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  competing technological and market developments; and

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  the cost of manufacturing material for preclinical, clinical and commercial purposes.

    We have financed our operations primarily through the sale of equity securities and through corporate collaborations. We raised $27.9 million in our initial public offering in September 1999, $19.5 million through a private placement of our common stock in April 2000 and $31.5 million through the sale of redeemable convertible preferred stock and common stock warrants in December 2000. Since September 1999, we have received $5.2 million from corporate collaborations of which $4.4 million was from Roche Holdings and $800,000 from Boehringer Ingelheim. In addition, since September 1999, we have received $960,000 from licensing our technologies to others. We have not generated significant royalty revenues from product sales, and we do not expect to do so for the foreseeable future, if ever. Our cash and investments at June 30, 2001 were $37.3 million. We expect that our existing resources will enable us to maintain our operations through at least September 30, 2002 as our projected net cash spending rate is expected to be approximately $30.0 million for the next twelve months. However, we may require additional funding prior to such time.

We must attract and retain qualified employees and consultants to operate our business.

    Our success depends on our ability to attract and retain executive officers and scientific staff to develop our potential products and formulate our research and development strategy. The San Francisco Bay area, where our corporate headquarters and clinical development center are located, is home to a large number of biotechnology and pharmaceutical companies, and there are only a limited number of qualified individuals to fill key scientific and technical positions. Although we have programs in place to retain personnel, including programs to create a positive work environment and competitive compensation packages, competition for key scientific and technical employees in our field is intense, and it may be difficult for us to retain our existing personnel or attract additional qualified employees. If we do not attract and retain qualified personnel, our research and development programs could be delayed and we could experience difficulties in generating sufficient revenue to maintain our business.

Our insurance may not be adequate to protect our business.

    Our business activities expose us to the risk of liability claims or product recalls and any adverse publicity that might result from a liability claim against us. We currently have only limited amounts of product liability insurance, and the amounts of claims against us may exceed our insurance coverage. Product liability insurance is expensive and may not continue to be available on acceptable terms. A product liability claim not covered by insurance or in excess of our insurance or a product recall could significantly harm our financial results or our reputation. Either of these could result in a decrease in our stock price.

Risks associated with acquiring other companies may negatively impact our business.

    Part of our strategy is to grow through mergers and acquisitions of products, companies and businesses, and we intend in the future to pursue additional acquisitions of complementary product lines, technologies and businesses. We may issue equity securities to pay for future acquisitions, which could be dilutive to existing stockholders. We have also incurred and may continue to incur certain liabilities or other expenses in connection with acquisitions, which have and could continue to materially adversely affect our business, financial condition and results of operations. In addition, mergers and acquisitions involve numerous other risks, including:

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  difficulties assimilating the operations, personnel, technologies and products of the acquired companies;

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  diversion of management's attention from other business concerns; and

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  the potential loss of key employees of the acquired companies.

    For these reasons, the effect existing or future acquisitions may have on our business, financial condition and results of operations is uncertain.

Risks Related to Regulatory Matters and Market Acceptance of Our Products

We have limited experience in conducting clinical trials, which may cause delays in receiving regulatory approval of our potential products.

    Clinical trials must meet FDA regulatory requirements. We have limited experience in conducting the preclinical studies and clinical trials necessary to obtain FDA regulatory approval. Consequently, we may encounter problems in clinical trials that may cause us, or the FDA, to delay, suspend or terminate these trials. Problems we may encounter include the chance that we may not be able to conduct clinical trials at preferred sites, obtain sufficient test subjects or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in trials are being exposed to unacceptable health risks or if it finds deficiencies in the clinical trial process or conduct of the investigation.

    Failure to recruit patients could delay or prevent clinical trials of our potential products, which could cause a delay or inability to introduce products to market and a resulting decrease in our ability to generate revenue. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our products. Delays in recruiting or enrolling patients to test our products could result in increased costs, delays in advancing our product development, delays in proving the usefulness of our technology or termination of the clinical trials altogether. If we or our corporate partners are unable to introduce potential products to market after successful clinical trials on a timely basis, our ability to generate revenue may decrease and we may be unable to secure additional financing.

Our products must satisfy government regulations in order to be successful.

    We may not receive approval from regulatory authorities to market any of our products. Also, delays or unexpected costs in obtaining approval of our products or complying with governmental regulatory requirements could decrease our ability to sell products, generate revenue and would make funding our operations more difficult.

    Prior to marketing any drug or biological product in the United States, a potential product must undergo rigorous preclinical studies and clinical trials. In addition, the product must receive regulatory approval from the FDA. Satisfaction of the FDA requirements typically takes several years and costs a substantial amount of money. We may not be able to obtain regulatory approval even if we devote substantial resources and time. The regulatory process in the biologics delivery industry is costly, time-consuming and subject to unpredictable delays. Accordingly, we cannot predict with any certainty how long it will take or how much it will cost to obtain regulatory approvals for clinical trials or for manufacturing or marketing our potential products. Delays in bringing a potential product to market or unexpected costs in obtaining regulatory approvals could decrease our ability to generate revenue and make it more difficult to obtain additional financing necessary to fund our operations.

    In addition, drug-manufacturing facilities in the United States must comply with the FDA's Good Manufacturing Practices regulations. Such facilities are subject to periodic inspection by the FDA and state authorities. Manufacturers of biologics also must comply with the FDA's general biological product standards and also may be subject to state regulation. While we anticipate that we will be able to manufacture product that meets these requirements, we may be unable to attain or maintain compliance with current or future Good Manufacturing Practices requirements. If we discover previously unknown problems after we receive regulatory approval of a potential product or fail to comply with applicable regulatory requirements, the FDA may permanently suspend or delay clinical trials and place restrictions on our ability to market the product or conduct clinical trials, including the mandatory withdrawal of the product from the clinical trials or the market. This, or an unexpected increase in the cost of compliance, could decrease our ability to generate revenue or become profitable.

    In August 2001, we discovered manufacturing issues at our contract manufacturer that may impact Del-1 and intravenous IL-2 clinical trials. When we discovered the issues, we postponed enrollment in the clinical trials for both products until we could fully assess their impact. Also, we informed the FDA of the issues. On September 19, 2001, FDA placed a clinical hold on our Del-1 clinical trial. We currently are in discussions with the FDA and are determining the impact of the manufacturing issues on the clinical trials. If the FDA does not allow us to use the materials already manufactured for use in the Del-1 and intravenous IL-2 trials, we would be required to manufacture new materials which would delay the clinical trials.

Success in obtaining foreign regulatory approvals to make and sell products in foreign countries is uncertain, and failure to do so could prevent us from successfully implementing our business plan.

    In order to market our products outside the United States, alone and with our corporate partners, we must obtain regulatory approvals and comply with numerous and varying regulatory requirements of other countries regarding safety and quality. The approval procedures vary among countries and can involve additional testing. Approval by the FDA does not ensure approval by the regulatory authorities of any other country, and the time required for obtaining approval in other countries might differ from that required for obtaining FDA approval. The regulatory approval process in other countries involves similar risks to those associated with obtaining FDA approval set forth above. Failure to obtain foreign regulatory approvals for our products could negatively impact our business, financial conditions and results of operations.

Adverse events in the field of gene therapy may negatively impact regulatory approval or public perception of our potential products.

    The death of a patient undergoing a physician-sponsored viral-based gene therapy trial has been widely publicized. Following this death and publicity surrounding the field of gene therapy, the FDA appears to have become more conservative regarding the conduct of gene therapy clinical trials. This approach by the FDA can lead to delays in the timelines for regulatory review, as well as potentially delay the conduct of our gene therapy clinical trials.

    In addition, the negative publicity around the field of gene therapy appears to have affected patients' willingness to participate in gene therapy clinical trials. If fewer patients are willing to participate in our clinical trials, the timelines for recruiting patients and conducting the trials will be delayed. The commercial success of our potential products will depend in part on public acceptance of the use of gene therapy for the prevention or treatment of human diseases. Negative public reaction to gene therapy in general could result in stricter labeling requirements of gene therapy products, including any of our products, and could cause a decrease in the demand for products we may develop.

Our products cannot be successful unless they are accepted by physicians and insurers.

    Concerns have arisen regarding the potential safety and efficacy of gene therapeutics using viral delivery systems. While our gene delivery systems do not contain viruses, these concerns could negatively affect some physicians' evaluations of our products.

    Even if we, and our corporate partners, succeed in bringing products to market, reimbursement may not be available. Sales volume and price of any of our potential products will depend, in part, on the availability of third-party reimbursement for the cost of such products and related treatments. Reimbursement is generally provided by government health administration authorities, private health insurers and other organizations. Third-party payers are increasingly challenging the price of medical products and services, and significant uncertainty exists as to the reimbursement status of newly approved health care products. Even if reimbursement is available, payers' reimbursement policies may adversely affect our corporate partners' ability to sell such products on a profitable basis. If these corporate partners are unable to profitably sell our products, our royalty revenue will be reduced.

    Our ultimate success is dependent on commercial acceptance of our products. We believe that recommendations by physicians and health care payers will be essential for commercial acceptance of our products. If products developed by us and our corporate partners are not commercially accepted by patients, physicians or third-party payers, sales would be adversely affected.

Risks Related to Our Capital Stock

The stock market is volatile, and our stock price could decline.

    Market fluctuations or volatility could cause the market price of our common stock to decline. In recent years the stock market in general and the market for biotechnology-related companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performances of the affected companies. Our common stock has experienced, and is likely to continue to experience, these fluctuations in price, regardless of our performance. These fluctuations could cause the market price of our common stock to decline.

Conversion of Series A preferred shares and the exercise of the related warrants could affect the market price of our common stock.

    On December 5, 2000, we issued 31,500 shares of our Series A convertible redeemable preferred stock, $1,000 stated value per share, and warrants to purchase an aggregate of 1,266,828 shares of our common stock with an exercise price of $10.25 per share, subject to adjustment. The Series A preferred stock is entitled to cumulative dividends that accrue at an annual rate of 5%, payable quarterly. Each share of Series A preferred stock is convertible into a number of shares of our common stock equal to the stated value of the preferred stock, plus accrued and unpaid dividends, divided by the fixed conversion price of $9.00 per share, subject to adjustment.

    To the extent shares of Series A preferred stock are converted, the warrants are exercised and the dividends on the Series A preferred stock are paid in shares of common stock rather than cash, a significant number of shares of our common stock would be issued and could result in substantial dilution to our stockholders. These shares may be sold into the market, which could cause the price to decline and may result in substantial dilution to our stockholders.

The sale and issuance of the Series A preferred stock will impact earnings available to common stockholders.

    Approximately $7.1 million of the proceeds from our sale of Series A convertible redeemable preferred stock were allocated to the common stock warrants and the conversion feature and are reflected as additional paid-in capital. This $7.1 million will be accreted to the preferred stock amount over the term of the initial 3.5 year redemption period. This accretion, along with the preferred stock dividend, will increase the net loss (reduce the net income) available to common stockholders.

Delaware law and our charter could hinder or prevent a change of control of our company.

    We are incorporated in the State of Delaware. Provisions of Delaware law prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless a number of conditions are met. Our charter permits our Board of Directors to issue shares of preferred stock without stockholder approval, which may have the effect of limiting the rights of our common stockholders in the future. In addition, our charter also provides for:

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  a classified board of directors;

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  no right of stockholders to act by written consent without a meeting;

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  advance stockholder notice required to nominate directors and raise matters at the annual stockholders meeting;

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  no cumulative voting in the election of directors; and

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  removal of directors only for cause and with a two-thirds vote of our outstanding common stock.

    These provisions are intended to delay, defer or prevent an unfriendly takeover of the Company, and could do so even if such a transaction is favorable to the interests of our stockholders. Likewise, these provisions may make the removal of management more difficult regardless of whether such removal would be beneficial to our stockholders generally and have the effect of limiting stockholder participation in merger or tender offer transactions whether or not such transactions are favored by incumbent management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

    These statements reflect only management's current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth under the heading "Risk Factors" in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

USE OF PROCEEDS

    Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include funding research, development and product manufacturing, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

Ratio Of Earnings To Combined Fixed Charges And Preferred Stock Dividends

    Our ratio of earnings to fixed charges are computed by dividing earnings (loss) by fixed charges. Earnings consist of our net loss before income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest. Preferred stock dividend requirements include preferred stock dividends and any accretion of the carrying value of the preferred stock.

    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

For the period ended June 30,
1997	1998	1999	2000	2001
—	—	—	—	—

    Earnings, as defined, for the fiscal years ended June 30, 1997, 1998, 1999, 2000 and 2001 were insufficient to cover fixed charges and preferred stock dividends by the amount of the net loss (in thousands) of $(4,947), $(8,378), $(44,680), $(47,655), and $(38,199), respectively.

GENERAL DESCRIPTION OF SECURITIES

    We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, in one or more offerings, up to $45,000,000 in the aggregate of:

  •
  shares of our preferred stock, par value $0.001 per share, in one or more series;

  •
  shares of our common stock, par value $0.001 per share;

  •
  warrants to purchase our common stock or our preferred stock; or

  •
  any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

    We may issue preferred stock that is exchangeable for or convertible into shares of common stock or another series of preferred stock. The preferred stock, the common stock and the warrants are collectively referred to herein as the securities. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock. The applicable prospectus supplement for a particular series of preferred stock may specify different or additional terms. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the applicable certificate of designations for a series of the preferred stock, to be filed with the Securities and Exchange Commission at or prior to the time of the issuance of such series of the preferred stock.

General

    We have authority to issue 10,000,000 shares of preferred stock, 31,800 shares of which are designated Series A convertible redeemable preferred stock. As of the date of this prospectus, 31,500 shares of our Series A convertible redeemable preferred stock are outstanding.

    Our certificate of incorporation permits our board of directors, or a duly authorized committee thereof, to authorize without further stockholder action the issuance of up to the remaining 9,968,200 shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The issuance of the preferred stock could adversely affect the voting power of our common stockholders and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control.

    The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless we provide otherwise in an applicable prospectus supplement. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

  •
  the designation and stated value per share of such preferred stock and the number of shares offered;

  •
  the amount of liquidation preference per share;

  •
  the initial public offering price at which such preferred stock will be issued;

  •
  the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall accrue, if any;

  •
  any redemption or sinking fund provisions;

  •
  any conversion or exchange rights; and

  •
  any additional rights, preferences, privileges, limitations and restrictions.

    The preferred stock will, if and when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the preferred stockholders will be subordinate to those of our general creditors.

Dividend Rights

    When, as and if declared by our board of directors, preferred stockholders will be entitled to receive, out of our funds legally available therefor, cash dividends on such terms as set forth in the applicable prospectus supplement. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on our stock books on the record date(s) as fixed by our board of directors.

    Such dividends may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If our board of directors fails to declare a noncumulative dividend payable on a series of preferred stock, then the right to receive that dividend will be lost, and we will have no obligation to pay that dividend, regardless of whether dividends on such series are declared payable in the future.

Cumulative dividends on the shares of each series of preferred stock will accrue from the original issuance date of such securities.

    Currently, we do not have any obligations that restrict our ability to pay dividends on our capital stock. However, in the future, we may enter into bank credit agreements, and we may issue debt securities from time to time that may restrict our ability to declare or pay dividends on our capital stock.

    As long as we have paid, declared or set aside full dividends on all outstanding shares of preferred stock (and all other securities ranked senior or on par with such preferred stock), then we may:

  •
  declare dividends on our common stock and any other stock ranked junior to such series of preferred stock (we refer to such securities as junior stock);

  •
  make payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock; or

  •
  make a distribution to the junior stock of cash, property, obligations or shares of junior stock which are only convertible into, or exchangeable or exercisable for other shares of junior stock.

Liquidation Preferences

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the preferred stockholders will be entitled to receive out of our assets available for distribution the amount set forth in the applicable prospectus supplement before any distribution of assets is made to the holders of junior stock.

    If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable to equally ranked series of preferred stock are not paid in full, such preferred stockholders will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. Unless we provide otherwise in the applicable prospectus supplement, the holders of preferred stock will be entitled to no further participation in any distribution after they receive their full preferential amount.

Redemption

    A series of preferred stock may be redeemable, at our option in whole or in part, from time to time and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, times and at the redemption prices set forth in the applicable prospectus supplement. Shares of redeemed preferred stock will be restored to the status of authorized but unissued shares.

    If not all of the outstanding shares of a series of the preferred stock are redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as may be determined by us or by any other method we determine in our sole discretion to be equitable. Unless we default on the payment of the redemption price, after the redemption date dividends will cease to accumulate on such shares of the preferred stock and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, will cease.

    Unless otherwise specified in the applicable prospectus supplement, as long as we are in arrears on any dividends payable to a series of preferred stock ranked equally with regard to dividends and distribution of assets, no shares of such preferred stock will be redeemed, whether by mandatory or optional redemption. Unless all such shares are redeemed simultaneously, we will not purchase or otherwise acquire such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to all holders of such shares.

Conversion and Exchange Rights

    The terms, if any, on which shares of the preferred stock may be exchanged for or converted into shares of common stock, another series of the preferred stock or any other security, will be set forth in the applicable prospectus supplement. Such terms may include provisions for mandatory or optimal conversion of the preferred stock, into shares of common stock, or shares of another series of the preferred stock.

Voting Rights

    Except as indicated in the applicable prospectus supplement, or as required by law, the holders of the preferred stock will not be entitled to vote for any purpose.

DESCRIPTION OF COMMON STOCK

    We have authority to issue 45,000,000 shares of common stock. As of September 24, 2001, 29,908,504 shares of our common stock were outstanding.

    The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

    The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Bank credit agreements that we may enter into from time to time and debt securities that we may issue from time to time may restrict our ability to declare or pay dividends on our common stock. Upon our liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares being offered by this prospectus will be, fully paid and non-assessable.

DESCRIPTION OF WARRANTS

    We may issue equity warrants to purchase preferred stock or common stock. The warrants may be issued independently or together with other securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement.

Equity Warrants

    The applicable prospectus supplement will describe the following terms of equity warrants offered:

  •
  the title of the equity warrants;

  •
  the securities (i.e., preferred stock or common stock) for which the equity warrants are exercisable;

  •
  the price or prices at which the equity warrants will be issued;

  •
  if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

  •
  if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

  •
  if applicable, a discussion of any material federal income tax considerations; and

  •
  any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of equity warrants.

    Holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as stockholders.

    The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of all or substantially all of our assets, the warrant holder shall have the right to the kind and amount of shares of stock, other securities and/or property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to such transaction.

Exercise of Warrants

    Each warrant will entitle the holder to purchase for cash such principal amount of securities or shares of stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

    The warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed as indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

    We may sell securities to one or more underwriters for public offering and sale by them and may also sell securities to investors directly or through agents. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of securities offered pursuant to this registration statement may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of these methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

    Underwriters may sell securities to or through dealers and they may pay the dealers compensation in the form of discounts, concessions or commissions. Any purchasers may also pay the dealers' commissions. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Unless we provide otherwise in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

    We will identify any underwriter, dealer or agent involved in the offer and sale of securities and set forth any compensation that we paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, in the applicable prospectus supplement.

    We may enter into agreements with underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Exchange Act, and to reimbursement by us for certain expenses.

    In a firm commitment offering of a series of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if securities that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

USE OF PROSPECTUS

    We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

 INCORPORATION BY REFERENCE

    We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2001; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-22987), filed with the Securities and Exchange Commission on August 15, 1997, and the amendment thereto, filed with the Securities and Exchange Commission on October 29, 1998.

    We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than information in such documents that is deemed not to be filed) between the date of this prospectus and the termination of the offering.

    This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to particular offered securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this prospectus.

    We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Valentis, Inc., Attention: Investor Relations, 863A Mitten Road, Burlingame, California 94010 (telephone (650) 697-1900). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

AVAILABLE INFORMATION

    We are subject to the information requirements of the Securities Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Internet site is http://www.sec.gov.

    This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Exchange Act with respect to the securities. As permitted by the Securities and Exchange Commission's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facility maintained by the Securities and Exchange Commission in Washington, D.C.

    Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

LEGAL MATTERS

    Certain legal matters with respect to the securities offered hereby will be passed upon for us by Latham & Watkins, Menlo Park, California. Alan C. Mendelson, one of our directors, is a partner of Latham & Watkins. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

    Ernst & Young LLP, independent auditors have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$11,250
*Legal Fees and Expenses	$25,000
*Accounting Fees and Expenses	$7,500
*Printing Expenses	$30,000
*Blue Sky Fees	$10,000
*Transfer Agent Fees & Expenses	$5,000
*Miscellaneous	$5,000

*Total	$93,750

*
Estimated.

Item 15. Indemnification of Directors and Officers.

    We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

    Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the

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corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Our Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

    We have entered into indemnification agreements with substantially all of our executive officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 16. Exhibits.

1.1	*	Form of Underwriting Agreement.
4.1		Amended and Restated Certificate of Incorporation of Valentis, Inc. filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-32593) or amendments thereto and incorporated herein by reference.
4.2		Certificate of Designation of Valentis, Inc. establishing the terms of the Company's Series A Convertible Redeemable Preferred Stock filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-54066) and incorporated herein by reference.
4.3		Bylaws of Valentis, Inc., filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-32593) or amendments thereto and incorporated herein by reference.
4.4	*	Form of Warrant Agreement, including form of Warrant.
4.5		Specimen common stock certificate, filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-32593) or amendments thereto and incorporated herein by reference.
4.6	*	Form of Preferred Stock Certificate.
5.1	*	Opinion of Latham & Watkins.
12.1		Statement regarding Computation of Ratios.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2	*	Consent of Latham & Watkins (included in Exhibit 5.1).

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24.1	Powers of Attorney (contained on signature page of this Registration Statement).

*
To be filed by amendment or as an exhibit to a Current Report on Form 8-K.

Item 17. Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other

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than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on November 5, 2001.

VALENTIS, INC.

By:	/s/ BENJAMIN F. MCGRAW, III Benjamin F. McGraw, III, Pharm.D. President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ BENJAMIN F. MCGRAW Benjamin F. McGraw, III, Pharm.D.	Chairman, Chief Executive Officer and President (Principal Executive Officer)	November 5, 2001
* Bennet L. Weintraub	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2001
* Stanley T. Crooke, M.D., Ph.D.	Director	November 5, 2001
* Patrick G. Enright	Director	November 5, 2001
* Raju Kucherlapati, Ph.D.	Director	November 5, 2001
* Mark McDade	Director	November 5, 2001
* Alan C. Mendelson	Director	November 5, 2001
* Bert W. O'Malley, M.D.	Director	November 5, 2001
* Arthur M. Pappas	Director	November 5, 2001
*
The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on Form S-3 pursuant to the Power of Attorney executed by the above named officers and directors and filed with the Securities and Exchange Commission on behalf of such officers and directors.
*By:	/s/ BENJAMIN F. MCGRAW
Benjamin F. McGraw, III, Pharm.D. Attorney-in-Fact

II–5

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
4.1	Amended and Restated Certificate of Incorporation of Valentis, Inc. filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-32593) or amendments thereto and incorporated herein by reference.
4.2	Certificate of Designation of Valentis, Inc. establishing the terms of the Company's Series A Convertible Redeemable Preferred Stock filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-54066) and incorporated herein by reference.
4.3	Bylaws of Valentis, Inc., filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-32593) or amendments thereto and incorporated herein by reference.
4.4*	Form of Warrant Agreement, including form of Warrant.
4.5	Specimen common stock certificate, filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-32593) or amendments thereto and incorporated herein by reference.
4.6*	Form of Preferred Stock Certificate.
5.1*	Opinion of Latham & Watkins.
12.1	Statement regarding Computation of Ratios.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2*	Consent of Latham & Watkins (included in Exhibit 5.1).
24.1	Powers of Attorney (contained on signature page of this Registration Statement).

*
To be filed by amendment or as an exhibit to a Current Report on Form 8-K.

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TABLE OF CONTENTS
THE COMPANY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
GENERAL DESCRIPTION OF SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
USE OF PROSPECTUS
INCORPORATION BY REFERENCE
AVAILABLE INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX